Exhibit 99.1

Porch Group Reports Third Quarter 2024 Results
Application for Reciprocal Exchange Approved
Strong Operational Performance Delivers Record Profitability
SEATTLE, November 7, 2024 (BUSINESS WIRE) – Porch Group, Inc. (“Porch Group” or “the Company”) (NASDAQ: PRCH), a homeowners insurance and vertical software platform, today reported third quarter results through September 30, 2024, with total revenue of $111.2 million. GAAP net income was $14.4 million, an improvement of $20.1 million compared to the prior year, and Adjusted EBITDA was $16.9 million, an improvement of $8.1 million compared to the prior year.
CEO Summary
“We are excited by today's update: the important approval of the Reciprocal Exchange formation, record profitability, and de-leveraging. The Reciprocal approval has been a long time coming, is a key milestone for Porch, and the culmination of tremendous work by the Porch team in partnership with the Texas Department of Insurance. We believe this will be the optimal structure for our insurance business, which we expect will result in a higher margin and a more predictable financial profile and equip our insurance operations to scale profitably in the future. Operational execution was strong and delivered profitability outperformance in the third-quarter. Our insurance business led the way, aided by strong underwriting improvements including the use of our unique property data to assess and price risk of homeowners insurance policies more accurately,” said Matt Ehrlichman, Chief Executive Officer, Chairman and Founder. “In addition, we have repurchased $43 million of our unsecured notes in the third quarter, reducing the outstanding balance due in September 2026.”
Third Quarter 2024 Financial Results
•Total revenue of $111.2 million, a decrease of (14)% or $18.4 million compared to prior year (third quarter 2023: $129.6 million), due to the prior year non-recurring benefit from the cancellation of the Vesttoo related reinsurance coverage1. This offset organic growth in the Insurance segment, including a 25% increase in premium per policy.
•Revenue less cost of revenue of $64.1 million, 58% of total revenue (third quarter 2023: $76.6 million, 59% of total revenue). Vertical Software Segment margin improved ~800bps, driven by price increases and strong cost control. In the Insurance Segment attritional losses were better than anticipated, offsetting the two Hurricane events.
•GAAP net income of $14.4 million, compared to a GAAP net loss of $5.7 million for the third quarter of 2023.
•Adjusted EBITDA of $16.9 million, a $8.1 million improvement from the prior year (third quarter 2023: $8.8 million), driven by the Insurance segment, SaaS price increases and strong cost control.
•Gross written premium for the quarter in our Insurance segment was $139 million with approximately 219 thousand policies in force.
•$404.5 million cash, cash equivalents, and investments at September 30, 2024.
Third Quarter 2024 Operational Highlights
•21% attritional loss ratio, an improvement from 32% in the prior year, driven by the insurance profitability actions.
•Repurchased $43 million aggregate principal amount of our 2026 unsecured notes for $20 million cash.
•Launched three new Home Factors as we continue to test which property characteristics correlate to predicting losses and risk.
•Continue to roll out further product enhancements in Vertical Software, as we increase pricing while maintaining high customer retention.
____________________________________________
(1)In Q3 2023 Porch discovered that one of the legacy reinsurance partners, Vesttoo, had committed a global fraud and therefore Porch terminated that reinsurance contract and looked for replacement reinsurance. During that time Porch had a period of lower reinsurance ceding that resulted in approximately an additional ~$30 million Revenue, ~$10 million Revenue less Cost of Revenue and ~$2 million Adjusted EBITDA.

Exhibit 99.1
The following tables present financial highlights of the Company’s third quarter 2024 results compared to the third quarter results of 2023 (dollars are in millions):

Third Quarter 2024 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$79.9	$31.3	$—	$111.2
Year-over-year growth		(16)%	(9)%	—%	(14)%
Revenue less cost of revenue		$38.1	$26.0	$—	$64.1
Year-over-year growth		(25)%	1%	— %	(16)%
As % of revenue		48%	83%	— %	58%
GAAP net income					$14.4
Adjusted EBITDA (loss)	(1)	$24.8	$5.1	$(13.0)	$16.9
Adjusted EBITDA (loss) as a percent of revenue	(2)	31%	16%	— %	15%

Third Quarter 2023 (unaudited)		Insurance	Vertical Software	Corporate	Consolidated
Revenue		$95.2	$34.3	$—	$129.6
Revenue less cost of revenue		$50.7	$25.9	$—	$76.6
As % of revenue		53%	75%	— %	59%
GAAP net loss					$(5.7)
Adjusted EBITDA (loss)	(1)	$19.0	$3.2	$(13.4)	$8.8
Adjusted EBITDA (loss) as a percent of revenue	(2)	20%	9%	— %	7%
____________________________________________
(1)See Non-GAAP Financial Measures section for the definition and Adjusted EBITDA (loss) table for the reconciliation to GAAP net income (loss)
(2)Adjusted EBITDA (loss) as a percent of revenue is calculated as Adjusted EBITDA (loss) divided by Revenue
The following table presents the Company’s key performance indicators(1).

	Three Months Ended September 30,
(unaudited)	2024	2023	% Change
Gross Written Premium (in millions)	$139	$154	(10)%
Policies in Force (in thousands)	219	334	(34)%
Annualized Revenue per Policy (unrounded)	$1,460	$1,139	28%
Annualized Premium per Policy (unrounded)	$2,208	$1,762	25%
Premium Retention Rate	100%	100%
Gross Loss Ratio	57%	39%
Average Companies in Quarter (unrounded)	28,125	30,675	(8) %
Average Monthly Revenue per Account in Quarter (unrounded)	$1,318	$1,436	(8) %
Monetized Services (unrounded)	245,226	225,096	9%
Average Quarterly Revenue per Monetized Service (unrounded)	$377	$510	(26) %
_____________________________________
(1)Definitions of the key performance indicators presented in this table are included on page 10 of this release.

Exhibit 99.1
Balance Sheet Information (unaudited)

(dollars are in millions)	September 30, 2024	December 31, 2023	Change
Cash and cash equivalents	$206.7	$258.4	(20%)
Investments	197.8	139.2	42%
Cash, cash equivalents, and investments	$404.5	$397.6	2%
The Company ended the third quarter of 2024 with cash, cash equivalents, and investments of $404.5 million. Of this amount, Homeowner's of America (“HOA”), Porch's insurance carrier, held cash and cash equivalents of $150.5 million and investments of $166.0 million. Excluding HOA, Porch held $88.0 million of cash, cash equivalents, and investments. In addition, the Company ended the third quarter of 2024 with $10.0 million of restricted cash and cash equivalents, primarily for the captive and warranty businesses. Porch Group also holds a $49 million surplus note from HOA.
As of September 30, 2024, outstanding principal for convertible debt was $507.1 million. This includes $333.3 million of the 6.75% Senior Secured Convertible Notes due October 2028 (the “2028 Notes”) and $173.8 million of 0.75% Convertible Senior Notes due September 2026 (the “2026 Notes”).
In the quarter, the Company completed the repurchase of $43.2 million aggregate principal amount of 2026 Notes at an average 47% of par value for $20.2 million of cash.
Post Balance Sheet Events
On October 28, 2024, Porch announced that the Texas Department of Insurance (“TDI”) approved the Company’s application to form and license a reciprocal exchange, subject to customary administrative procedures. The Company believes this will be an optimal structure for the insurance business, which is expected to result in a more predictable, higher margin and less volatile financial profile for Porch.
The Company will form and fund a new reciprocal exchange called Porch Insurance Reciprocal Exchange (“PIRE”). Porch will provide an initial $10 million of funding in exchange for a surplus note. On or around January 1, 2025, Porch expects to sell HOA to this entity, and will receive an additional 9.75% plus SOFR (secured overnight financing rate) surplus note in exchange. The size of the note will be determined at the time of the HOA acquisition and will be equal to HOA’s surplus, which Porch expects to be approximately $100 million at year end, less Porch’s existing $49 million surplus note. The expectation is that in total Porch will hold approximately $110 million of surplus notes. HOA will be a subsidiary of PIRE and will hold all policies, premiums, and pay claims, commissions, and reinsurance-related expenses.
As with all reciprocal exchanges, the entity will in the future be owned by its policyholders. The policyholders provide surplus contributions in addition to the premiums which will grow the reciprocal exchange’s surplus position to fund operations and build surplus capital.
At Porch, we will have a new Insurance Services Segment which will include Porch Risk Management Services (“PRMS”) and Porch Insurance Capital Services (“PICS”). Through PRMS, Porch will operate PIRE, issuing policies and processing claims on its behalf. In return, PRMS will receive commissions and fees. PICS will provide financial solutions for PIRE, such as holding the surplus note investments.

Exhibit 99.1
Full Year 2024 Financial Outlook
Porch Group provides full year 2024 guidance based on current market conditions and expectations as of the date of this release. The Company is revising its full-year 2024 guidance:
•Revenue in 2024 is expected to grow low single digits. Noting the prior year Revenue included the impact of the Vesttoo matter in Q3 2023 and the divestiture of EIG in January of this year.
•Revenue less Cost of Revenue and Adjusted EBITDA guidance have increased, following the profitability improvements in the business.
•Guidance assumes a 2024 full year loss ratio of 68%. Catastrophic weather further in excess of historical experiences, would create downside to the lower end of the range.
Full year 2024 guidance is as follows:

Full Year 2024 Guidance

Revenue $440m to $455m Growth of 2% to 6% (Previously: $450m to $470m)

Revenue Less Cost of Revenue $200m to $210m (Previously: $190m to $200m)

Adjusted EBITDA[1] $(7.5)m to $2.5m (Previously: $(20)m to $(10)m)

Gross Written Premium[2] $460m to $470m (Previously: $460m to $480m)

1Adjusted EBITDA is a non-GAAP measure.
22024 gross written premium (“GWP”) guidance is stated as the expected full-year GWP for 2024 and is the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance) and premiums from our home warranty offerings (for the face value of one year’s premium). Note, full-year 2023 GWP included approximately $45 million from EIG placed with third party carriers. Post divestiture of EIG, any sales to third-party carriers is no longer included in GWP reporting.
Porch Group is not providing reconciliations of expected Adjusted EBITDA for future periods to the most directly comparable measures prepared in accordance with GAAP because the Company is unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of the Company’s control.

Exhibit 99.1
Conference Call
Porch Group management will host a conference call today November 7, 2024, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). The call will be accompanied by a slide presentation available on the Investor Relations section of the Company’s website at ir.porchgroup.com. A question-and-answer session will follow management’s prepared remarks.
All are invited to listen to the event by registering for the webinar, a replay of the webinar will also be available. See the Investor Relations section of the Porch Group’s corporate website at ir.porchgroup.com.
About Porch Group
Porch Group, Inc. (“Porch”) is a homeowners insurance and vertical software platform. Porch's strategy to win in homeowners insurance is to leverage unique data for advantaged underwriting, provide the best services for homebuyers, and protect the whole home. The long-term competitive moats that create this differentiation come from Porch's leadership in home services software-as-a-service and its deep relationships with approximately 30 thousand companies that are key to the home-buying transaction, such as home inspectors, mortgage, and title companies.
To learn more about Porch, visit ir.porchgroup.com.
Investor Relations Contact
Lois Perkins, Head of Investor Relations
Porch Group, Inc.
Loisperkins@porch.com

Exhibit 99.1
Forward-Looking Statements
Certain statements in this release are considered forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of management. Although we believe that our plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning our financial outlook and guidance, possible or assumed future actions, business strategies, events, or results of operations, are forward-looking statements. Forward-looking statements in this release also include expectations regarding whether the reciprocal is the optimal structure for our insurance business and the benefits financial and otherwise thereof, including any expectations that the reciprocal will result in higher margins and a more predictable financial profile and equip our insurance operations to scale profitably in the future These statements may be preceded by, followed by, or include the words “believe,” “estimate,” “expect,” “project,” “forecast,” “may,” “will,” “should,” “seek,” “plan,” “scheduled,” “anticipate,” “intend,” or similar expressions.
Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date herein. Unless specifically indicated otherwise, the forward-looking statements in this Quarterly Report do not reflect the potential impact of any future transactions that have not been completed as of the date of this filing, including the licensure and formation of the reciprocal, the sale of our insurance carrier subsidiary, Homeowners of America Insurance Company (“HOA”), to the reciprocal, and the commencement of the reciprocal’s operations. You should understand that the following important factors, among others, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:
•expansion plans and opportunities, and managing growth, to build a consumer brand;
•the incidence, frequency, and severity of weather events, extensive wildfires, and other catastrophes;
•economic conditions, especially those affecting the housing, insurance, and financial markets;
•expectations regarding revenue, cost of revenue, operating expenses, and the ability to achieve and maintain future profitability;
•existing and developing federal and state laws and regulations, including with respect to insurance, warranty, privacy, information security, data protection, and taxation, and management’s interpretation of and compliance with such laws and regulations;
•our reinsurance program, which includes the use of a captive reinsurer, the success of which is dependent on a number of factors outside management’s control, along with reliance on reinsurance to protect against loss;
•the possibility that a decline in our share price would result in a negative impact to HOA’s surplus position and may require further financial support to enable HOA to meet applicable regulatory requirements and maintain financial stability rating;
•the uncertainty and significance of the known and unknown effects on HOA and us due to the termination of a reinsurance contract following of fraud committed by Vesttoo Ltd. (“Vesttoo”), including, but not limited to, the outcome of Vesttoo’s Chapter 11 bankruptcy proceedings; our ability to successfully pursue claims arising out of the fraud, the costs associated with pursuing the claims, and the timeframe associated with any recoveries; HOA's ability to obtain and maintain adequate reinsurance coverage against excess losses; HOA’s ability to stay out of regulatory supervision and maintain its financial stability rating; and HOA’s ability to maintain a healthy surplus;
•uncertainties related to regulatory approval of insurance rates, policy forms, insurance products, license applications, acquisitions of businesses, or strategic initiatives, including the reciprocal restructuring, and other matters within the purview of insurance regulators (including the discount associated with the shares contributed to HOA);
•the ability of the Company and its affiliates to consummate the sale of HOA to the reciprocal exchange and to commence operations of the reciprocal exchange;

•our ability to successfully operate our businesses alongside a reciprocal exchange;

•our ability to implement our plans, forecasts and other expectations with respect to the reciprocal exchange business after the completion of the formation and to realize expected synergies and/or convert policyholders from our existing insurance carrier business into policyholders of the reciprocal exchange;

Exhibit 99.1

•potential business disruption following the formation of the reciprocal exchange;

•reliance on strategic, proprietary relationships to provide us with access to personal data and product information, and the ability to use such data and information to increase transaction volume and attract and retain customers;
•the ability to develop new, or enhance existing, products, services, and features and bring them to market in a timely manner;
•changes in capital requirements, and the ability to access capital when needed to provide statutory surplus;
•our ability to timely repay our outstanding indebtedness;
•the increased costs and initiatives required to address new legal and regulatory requirements arising from developments related to cybersecurity, privacy, and data governance and the increased costs and initiatives to protect against data breaches, cyber-attacks, virus or malware attacks, or other infiltrations or incidents affecting system integrity, availability, and performance;
•retaining and attracting skilled and experienced employees;
•costs related to being a public company; and
•other risks and uncertainties discussed in Part II, Item 1A, “Risk Factors,” in our Annual Report on Form 10-K (“Annual Report”) for the year ended December 31, 2023, and in Part II, Item 1A, “Risk Factors,” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, as well as those discussed elsewhere in this report and in subsequent reports filed with the Securities and Exchange Commission (“SEC”), all of which are available on the SEC’s website at www.sec.gov.
We caution you that the foregoing list may not contain all the risks to forward-looking statements made in this release.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this release primarily on our current expectations and projections about future events and trends we believe may affect our business, financial condition, results of operations and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors, including those described above and elsewhere in this release. We disclaim any obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.

Exhibit 99.1
Non-GAAP Financial Measures
This release includes non-GAAP financial measures, such as Adjusted EBITDA (Loss) and Adjusted EBITDA (Loss) as a percent of revenue.
We define Adjusted EBITDA (Loss) as net income (loss) adjusted for interest expense; income taxes; depreciation and amortization; gain or loss on extinguishment of debt; other expense (income), net; impairments of intangible assets and goodwill; impairments of property, equipment, and software; stock-based compensation expense; mark-to-market gains or losses recognized on changes in the value of contingent consideration arrangements, earnouts, warrants, and derivatives; restructuring costs; acquisition and other transaction costs; and non-cash bonus expense. Adjusted EBITDA (Loss) as a percent of revenue is defined as Adjusted EBITDA (Loss) divided by total revenue.
Our management uses these non-GAAP financial measures as supplemental measures of our operating and financial performance, for internal budgeting and forecasting purposes, to evaluate financial and strategic planning matters, and to establish certain performance goals for incentive programs. We believe that the use of these non-GAAP financial measures provides investors with useful information to evaluate our operating and financial performance and trends and in comparing our financial results with competitors, other similar companies and companies across different industries, many of which present similar non-GAAP financial measures to investors. However, our definitions and methodology in calculating these non-GAAP measures may not be comparable to those used by other companies. In addition, we may modify the presentation of these non-GAAP financial measures in the future, and any such modification may be material.
You should not consider these non-GAAP financial measures in isolation, as a substitute to or superior to financial performance measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude specified income and expenses, some of which may be significant or material, that are required by GAAP to be recorded in our consolidated financial statements. We may also incur future income or expenses similar to those excluded from these non-GAAP financial measures, and the presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures reflect the exercise of management judgment about which income and expense are included or excluded in determining these non-GAAP financial measures.
You should review the tables accompanying this release for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measure. We are not providing reconciliations of non-GAAP financial measures for future periods to the most directly comparable measures prepared in accordance with GAAP. We are unable to provide these reconciliations without unreasonable effort because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of our control.

Exhibit 99.1
The following tables reconcile Net income (loss) to Adjusted EBITDA (Loss) for the periods presented (dollar amounts in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2024	2023	2024	2023
Net income (loss)	$14,382	$(5,744)	$(63,303)	$(131,447)
Interest expense	10,645	10,267	31,758	21,230
Income tax provision (benefit)	(183)	116	683	34
Depreciation and amortization	6,049	6,272	18,568	18,501
Gain on extinguishment of debt	(22,545)	—	(27,436)	(81,354)
Impairment loss on intangible assets and goodwill	—	—	—	57,232
Loss (gain) on reinsurance contract (1)	(285)	(7,043)	(1,391)	41,201
Impairment loss on property, equipment, and software	—	—	—	254
Stock-based compensation expense	6,735	6,979	19,208	20,277
Mark-to-market losses (gains)	1,140	(1,557)	6,538	(1,777)
Other income, net (2)	(773)	(1,185)	(22,979)	(3,525)
Restructuring costs (3)	1,668	712	3,460	2,789
Acquisition and other transaction costs	102	22	268	408
Non-cash bonus expense	—	—	—	—
Adjusted EBITDA (Loss)	$16,935	$8,839	$(34,626)	$(56,177)
Adjusted EBITDA (Loss) as a percentage of revenue	15%	7%	(10)%	(18)%
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(1)See Note 10 in the notes to unaudited condensed consolidated financial statements.
(2)Difference from Other Income, net in Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) is primarily due to a portion of the income resulting from the Aon business collaboration agreement, disclosed in Note 10, that is not a non-GAAP adjustment.
(3)Primarily consists of costs related to forming a reciprocal exchange and share contributions to HOA (see Note 8).

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2024	2023	2024	2023
Segment Adjusted EBITDA (Loss)
Vertical Software	$5,138	$3,179	$11,039	$4,599
Insurance	24,829	19,038	(5,376)	(19,328)
Subtotal	29,967	22,217	5,663	(14,729)
Corporate and other	(13,032)	(13,378)	(40,289)	(41,448)
Adjusted EBITDA (Loss)	$16,935	$8,839	$(34,626)	$(56,177)
The following table presents Segment Adjusted EBITDA (Loss) as a percentage of segment revenue for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2024	2023	2024	2023
Segment Adjusted EBITDA (Loss) as a Percentage of Revenue
Vertical Software	16.4%	9.3%	12.1%	4.7%
Insurance	31.1%	20.0%	(2.2)%	(8.9)%

Exhibit 99.1
Key Performance Indicators
In the management of these businesses, we identify, measure and evaluate various operating metrics. The key performance measures and operating metrics used in managing the businesses are discussed below. These key performance measures and operating metrics are not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) and may not be comparable to or calculated in the same way as other similarly titled measures and metrics used by other companies.
Gross Written Premium — We define Gross Written Premium as the total premium written by our licensed insurance carrier(s) (before deductions for reinsurance); premiums from our home warranty offerings (for the face value of one year’s premium); and premiums of policies placed with third-party insurance companies for which we earn a commission.
Policies in Force — We define Policies in Force as the number of in-force policies at the end of the period for the Insurance segment, including policies and warranties written by us and policies and warranties written by third parties for which we earn a commission.
Annualized Revenue per Policy — We define Annualized Revenue per Policy as quarterly revenue for the Insurance segment, divided by the number of Policies in Force in the Insurance segment, multiplied by four.
Annualized Premium per Policy — We define Annualized Premium per Policy as the total direct earned premium for HOA, our insurance carrier, divided by the number of active insurance policies at the end of the period, multiplied by four.
Premium Retention Rate — We define Premium Retention Rate as the ratio of our insurance carrier’s renewed premiums over the last four quarters to base premiums, which is the sum of the preceding year’s premiums that either renewed or expired.
Gross Loss Ratio — We define Gross Loss Ratio as our insurance carrier’s gross losses divided by the gross earned premium for the respective period on an accident year basis.
Average Companies in Quarter — We define Average Companies in Quarter as the straight-line average of the number of companies as of the end of period compared with the beginning of period across all of our home services verticals that (i) generate recurring revenue and (ii) generated revenue in the quarter. For new acquisitions, the number of companies is determined in the initial quarter based on the percentage of the quarter the acquired business is a part of Porch.
Average Monthly Revenue per Account in Quarter — We view our ability to increase revenue generated from existing customers as a key component of our growth strategy. Average Monthly Revenue per Account in Quarter is defined as the average revenue per month generated across all home services company customer accounts in a quarterly period. Average Monthly Revenue per Account in Quarter is derived from all customers and total revenue.
Monetized Services — We connect consumers with home services companies nationwide and offer a full range of products and services where homeowners can, among other things: (1) compare and buy home insurance policies (along with auto, flood and umbrella policies) and warranties with competitive rates and coverage; (2) arrange for a variety of services in connection with their move, from labor to load or unload a truck to full-service, long-distance moving services; (3) discover and install home automation and security systems; (4) compare internet and television options for their new home; (5) book small handyman jobs at fixed, upfront prices with guaranteed quality; and (6) compare bids from home improvement professionals who can complete bigger jobs. We track the number of monetized services performed through our platform each quarter and the revenue generated per service performed in order to measure market penetration with homebuyers and homeowners and our ability to deliver high-revenue services within those groups. Monetized Services is defined as the total number of services from which we generated revenue, including, but not limited to, new and renewing insurance and warranty customers, completed moving jobs, security installations, TV/Internet installations or other home projects, measured over the period.
Average Quarterly Revenue per Monetized Service — We believe that shifting the mix of services delivered to homebuyers and homeowners toward higher revenue services is an important component of our growth strategy. Average Quarterly Revenue per Monetized Service is the average revenue generated per monetized service performed in a quarterly period. When calculating Average Quarterly Revenue per Monetized Service, average revenue is defined as total quarterly service transaction revenues generated from monetized services.

Exhibit 99.1
PORCH GROUP, INC.
Condensed Consolidated Balance Sheets (Unaudited)
(all numbers in thousands)

	September 30, 2024	December 31, 2023
Assets
Current assets
Cash and cash equivalents	$206,728	$258,418
Accounts receivable, net	21,318	24,288
Short-term investments	31,843	35,588
Reinsurance balance due	103,429	83,582
Prepaid expenses and other current assets	17,027	13,214
Deferred policy acquisition costs	16,575	27,174
Restricted cash and cash equivalents	9,950	38,814
Total current assets	406,870	481,078
Property, equipment, and software, net	21,141	16,861
Goodwill	191,907	191,907
Long-term investments	165,935	103,588
Intangible assets, net	73,273	87,216
Other assets	8,138	18,743
Total assets	$867,264	$899,393

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$5,145	$8,761
Accrued expenses and other current liabilities	46,946	59,396
Deferred revenue	251,777	248,683
Refundable customer deposits	13,126	17,980
Current debt	150	244
Losses and loss adjustment expense reserves	100,610	95,503
Other insurance liabilities, current	73,753	31,585
Total current liabilities	491,507	462,152
Long-term debt	398,882	435,495
Other liabilities	53,918	37,429
Total liabilities	944,307	935,076
Commitments and contingencies
Stockholders' deficit
Common stock	10	10
Additional paid-in capital	709,364	690,223
Accumulated other comprehensive loss	(1,058)	(3,860)
Accumulated deficit	(785,359)	(722,056)
Total stockholders' deficit	(77,043)	(35,683)
Total liabilities and stockholders' deficit	$867,264	$899,393

Exhibit 99.1
PORCH GROUP, INC.
Condensed Consolidated Statements of Operations (Unaudited)
(all numbers in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue	$111,200	$129,556	$337,487	$315,690
Operating expenses:
Cost of revenue	47,076	52,961	214,566	185,566
Selling and marketing	27,233	40,135	94,378	107,357
Product and technology	14,559	14,446	43,210	43,891
General and administrative	24,875	28,659	75,504	77,267
Provision for (recovery of) doubtful accounts	(39)	(6,844)	(520)	42,111
Impairment loss on intangible assets and goodwill	—	—	—	57,232
Total operating expenses	113,704	129,357	427,138	513,424
Operating income (loss)	(2,504)	199	(89,651)	(197,734)
Other income (expense):
Interest expense	(10,645)	(10,267)	(31,758)	(21,230)
Change in fair value of private warrant liability	50	260	1,076	620
Change in fair value of derivatives	(1,048)	510	(7,772)	(2,440)
Gain on extinguishment of debt	22,545	—	27,436	81,354
Investment income and realized gains, net of investment expenses	3,787	2,485	10,957	4,492
Other income, net	2,014	1,185	27,092	3,525
Total other income (expense)	16,703	(5,827)	27,031	66,321
Income (loss) before income taxes	14,199	(5,628)	(62,620)	(131,413)
Income tax provision	183	(116)	(683)	(34)
Net income (loss)	$14,382	$(5,744)	(63,303)	(131,447)

Net income (loss) per share - basic	$0.14	$(0.06)	$(0.64)	$(1.37)
Net income (loss) per share - diluted	$0.12	$(0.06)	$(0.64)	$(1.37)
The following table summarizes the classification of stock-based compensation expense in the unaudited consolidated statements of operations.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Selling and marketing	$732	$1,087	$2,136	$3,028
Product and technology	1,413	1,947	3,934	4,650
General and administrative	4,590	3,945	13,138	12,599
Total stock-based compensation expense	$6,735	$6,979	$19,208	$20,277

Exhibit 99.1
PORCH GROUP, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(all numbers in thousands)

	Nine Months Ended September 30,
	2024	2023
Cash flows from operating activities:
Net loss	$(63,303)	$(131,447)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	18,568	18,501
Provision for (recovery of) doubtful accounts	(520)	42,111
Impairment loss on intangible assets and goodwill	—	57,232
Gain on extinguishment of debt	(27,436)	(81,354)
Loss on divestiture of business	5,331	—
Change in fair value of private warrant liability	(1,076)	(620)
Change in fair value of contingent consideration	(158)	(3,597)
Change in fair value of derivatives	7,772	2,440
Stock-based compensation	19,208	20,277
Non-cash interest expense	27,624	20,214
Gain on settlement of contingent consideration	(14,930)	—
Other	(2,956)	1,002
Change in operating assets and liabilities, net of acquisitions and divestitures
Accounts receivable	(1,675)	(1,344)
Reinsurance balance due	(18,456)	159,368
Deferred policy acquisition costs	10,599	(23,746)
Accounts payable	(3,616)	2,778
Accrued expenses and other current liabilities	(12,153)	(9,323)
Losses and loss adjustment expense reserves	5,107	29,143
Other insurance liabilities, current	42,168	(7,527)
Deferred revenue	2,777	(4,696)
Refundable customer deposits	(4,948)	(12,248)
Other assets and liabilities, net	6,993	(2,266)
Net cash provided by (used in) operating activities	(5,080)	74,898
Cash flows from investing activities:
Purchases of property and equipment	(331)	(776)
Capitalized internal use software development costs	(8,590)	(6,923)
Purchases of short-term and long-term investments	(98,148)	(59,851)
Maturities, sales of short-term and long-term investments	43,990	35,321
Proceeds from sale of business	10,870	—
Acquisitions, net of cash acquired	—	(1,974)
Net cash used in investing activities	(52,209)	(34,203)
Cash flows from financing activities:
Proceeds from advance funding	—	319
Repayments of advance funding	—	(2,962)
Proceeds from issuance of debt	—	116,667
Repayments of principal	(23,199)	(10,150)
Cash paid for debt issuance costs	—	(4,650)
Repurchase of stock	—	(5,608)
Other	(66)	(1,202)
Net cash provided by (used in) financing activities	(23,265)	92,414
Net change in cash and cash equivalents & restricted cash and cash equivalents	$(80,554)	$133,109
Cash and cash equivalents & restricted cash and cash equivalents, beginning of period	$297,232	$228,605
Cash and cash equivalents & restricted cash and cash equivalents, end of period	$216,678	$361,714